Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-147186 and 333-202141) of Navios Maritime Holdings Inc. of our report dated March 13, 2017 related to the financial statements of Navios Maritime Partners L.P., which appears in this Form 20-F.

/s/ PricewaterhouseCoopers S.A.

Athens, Greece

April 27, 2017